Exhibit 99.1
United Fire Group, Inc. Reports Third Quarter 2022 Results

Third Quarter Net Loss of $0.91 per Diluted Share and Non-GAAP Adjusted Operating Loss of $0.47 per Diluted Share

In the third quarter of 2022, United Fire Group, Inc. reported:
•Net premiums earned decreased 0.3% compared to the third quarter of 2021
•Net premiums written (1) increased 9.1% compared to the third quarter of 2021
•GAAP combined ratio of 111.7% driven by catastrophe loss ratio of 11.4% and unfavorable prior year reserve development of 5.9%. Expense ratio was 35.1%.
•Net investment income of $11.6 million increased 0.3% compared to the third quarter of 2021
•Year to date Return on Equity of (0.9)%
•Book value per common share of $27.82, down 20.6% compared to year-end 2021

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
November 2, 2022 - FOR IMMEDIATE RELEASE

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported financial results for the three-month period ended September 30, 2022 (the “third quarter of 2022”) with a consolidated net loss, including net investment losses and changes in the fair value of equity securities, of $23.0 million ($0.91 per diluted share) and consolidated adjusted operating loss of $0.47 per diluted share for the third quarter of 2022. The third quarter combined ratio of 111.7% was driven by catastrophe losses of 11.4% and unfavorable prior year reserve development of 5.9%. Hurricane Ian catastrophe loss represented 5.7% of the loss ratio. The unfavorable development in the third quarter of 2022 was primarily driven by other liability and commercial fire & allied lines of business offset by favorable development in commercial automobile and workers' compensation lines. In the third quarter of 2022, net premiums earned were effectively flat from the same period a year ago while net premiums written increased from the third quarter of 2021.

“I am honored to be here serving as the sixth leader in UFG’s 76-year history, and thankful for the support shown to me by my incredible UFG colleagues over the past several weeks,” said UFG President and CEO Kevin Leidwinger.

“The third quarter presented our industry with a number of challenges, including elevated catastrophe losses, rising inflation and declining asset values,” said Leidwinger. “Although these challenges negatively impacted our results in the third quarter, we remain confident in our path forward as we continue to execute on our strategic plan for superior financial performance.”

“Over the past two years, UFG has taken steps to improve profitability, diversify growth, enhance underwriting governance and reduce volatility. This is evident in the continued improvement in our net underlying loss ratio and increase in written premium compared to the same quarter last year. These corrective actions are largely concluded, and we’ve emerged well poised to grow our business responsibly and profitably. As we move forward, we will apply the same level of intensity to improving our expense ratio.”

_______________
(1) Net premiums written is a non-GAAP financial measure of the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.

Consolidated Financial Highlights:

Consolidated Financial Highlights
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Data)	2022	2021	2022	2021
Net premiums earned	$238,256	$238,909	$703,746	$722,837
Net premiums written	247,417	226,708	749,492	720,575

Net underlying loss ratio (1)	59.3%	61.5%	57.5%	65.0%
Catastrophes-effect on net loss ratio	11.4	16.5	8.7	12.5
Reserve development-effect on net loss ratio	5.9	(4.6)	(0.2)	(3.6)
Net loss ratio	76.6%	73.4%	66.0%	73.9%

Underwriting expense ratio	35.1%	36.3%	34.6%	32.2%

GAAP combined ratio	111.7%	109.7%	100.6%	106.1%
Underlying combined ratio (2)	94.4%	97.8%	92.1%	97.2%

Net investment income, net of investment expenses	$11,606	$11,571	$32,062	$42,447
Net investment gains (losses)	(14,250)	(2,269)	(35,647)	28,243
Other income (loss)	(836)	(465)	(2,429)	(2,228)

Net income (loss)	$(22,981)	$(9,593)	$(5,089)	$22,859
Adjusted operating income (loss) (3)	$(11,724)	$(7,801)	$23,072	$547

Net income (loss) per diluted share	$(0.91)	$(0.38)	$(0.20)	$0.90
Adjusted operating income (loss) per diluted share (3)	(0.47)	(0.31)	0.92	0.02

Return on equity (4)			(0.9)%	3.7%

_______________
(1) Net underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and reserve development.
(2) Underlying combined ratio is defined as the GAAP combined ratio less impacts of catastrophes and reserve development.
(3) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, after applicable taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date stockholders' equity.

Total Property & Casualty Underwriting Results

Net premiums earned were down slightly while net premiums written increased 9.1% in the third quarter of 2022 reflecting growth in assumed reinsurance, other liability and surety, and slowing declines in other commercial lines. The overall average change in renewal premiums was 9.5%, with 3.8% from exposure changes and 5.7% from rate increases. Excluding the workers' compensation line of business, the overall average change in renewal premiums was 10.7%, with 4.0% from exposures changes and 6.7% from rate changes.

The combined ratio was 111.7% in the third quarter of 2022, up from 109.7% a year ago, with the increase driven by unfavorable prior year reserve development caused by inflationary pressures and other factors. On a year-to-date basis, reserve development has favorably impacted our combined ratio by 0.2% compared to a 3.6% benefit last year. Catastrophe loss ratio in the third quarter of 2022 of 11.4% includes 5.7 percentage points for Hurricane Ian and is 5.1 points below the same period last year. The underwriting expense ratio for the third quarter of 2022 was 35.1%, down from the same period last year by 1.2 points. On a year-to-date basis our expense ratio of 34.6% is 2.4 points higher than the same period last year primarily driven by the non-recurring benefit in 2021 resulting from the change in design of our employee post-retirement benefit plans.

Investment Results

Net investment income was $11.6 million for the third quarter of 2022. The slight increase in net investment income from the third quarter of 2021 was primarily due to higher yields in the fixed income portfolio offset by the change in the fair value of our investments in limited liability partnerships. The valuation of these investments varies from period to period due to the current equity market conditions, specifically related to financial institutions. Fixed income securities average yields have risen from both the third quarter of 2021 and on a year-to-date basis driven by higher interest rates.

Investment Results
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2022	2021	2022	2021
Investment income:
Interest on fixed maturities	$12,792	$10,671	$35,879	$32,441
Dividends on equity securities	1,325	1,383	3,934	3,711
Income on other long-term investments	(1,348)	1,305	(3,959)	10,822
Other	891	605	2,279	1,788
Total investment income	$13,660	$13,964	$38,133	$48,762
Less investment expenses	2,054	2,393	6,071	6,315
Net investment income	$11,606	$11,571	$32,062	$42,447

Average yields:
Fixed income securities:
Pre-tax (1)	3.07%	2.55%	2.88%	2.58%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses

Balance Sheet

Balance Sheet
	September 30, 2022	December 31, 2021
(In Thousands)
	(unaudited)
Invested assets	$1,823,450	$2,064,686
Cash	53,017	132,104
Total assets	2,818,900	3,012,721
Losses and loss settlement expenses	1,464,508	1,514,265
Total liabilities	2,118,105	2,133,600
Net unrealized investment gains (losses), after-tax	(106,330)	49,769
Total stockholders’ equity	700,795	879,121

Book value per share	$27.82	$35.05

Total consolidated assets as of September 30, 2022 were $2.8 billion, which included $1.8 billion of invested assets. The Company's book value per share was $27.82, a decrease of $7.23 per share, or 20.6 percent, from December 31, 2021. This decrease is primarily attributable to the $156.1 million decrease in the after-tax net unrealized value of our fixed maturity securities, shareholder dividends of $11.8 million and net losses of $5.1 million in the first nine months of 2022.

Capital Management

During the third quarter of 2022, the Company declared and paid a $0.16 per share cash dividend to shareholders of record as of September 2, 2022. We have paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on November 3, 2022 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's third quarter of 2022 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through November 10, 2022. The replay access information is toll-free 1-877-344-7529; conference ID no. 9309581.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://event.choruscall.com/mediaframe/webcast.html?webcastid=ReRsM4P6. The archived audio webcast will be available until November 10, 2022.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Investor Relations or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission ("SEC") on February 25, 2022. The risks identified in our Annual Report on Form 10-K and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2022	2021	2022	2021
Income Statement Data
Net income (loss)	$(22,981)	$(9,593)	$(5,089)	$22,859
Less: after-tax net investment gains (losses)	(11,257)	(1,792)	(28,161)	22,312
Adjusted operating income	$(11,724)	$(7,801)	$23,072	$547
Diluted Earnings Per Share Data
Net income (loss)	$(0.91)	$(0.38)	$(0.20)	$0.90
Less: after-tax net investment gains (losses)	(0.44)	(0.07)	(1.12)	0.88
Adjusted operating income	$(0.47)	$(0.31)	$0.92	$0.02

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2022	2021	2022	2021
Premiums:
Net premiums earned	$238,256	$238,909	$703,746	$722,837
Less: change in unearned premiums	(10,680)	15,240	(48,560)	5,915
Less: change in prepaid reinsurance premiums	1,519	(3,039)	2,814	(3,653)
Net premiums written	$247,417	$226,708	$749,492	$720,575

Supplemental Tables

Income Statement
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2022	2021	2022	2021
Revenues
Net premiums earned	$238,256	$238,909	$703,746	$722,837
Investment income, net of investment expenses	11,606	11,571	32,062	42,447
Net investment gains (losses)	(14,250)	(2,269)	(35,647)	28,243
Other income (loss)	(39)	332	(38)	163
Total Revenues	$235,573	$248,543	$700,123	$793,690

Benefits, Losses and Expenses
Losses and loss settlement expenses	$182,411	$175,444	$464,295	$533,981
Amortization of deferred policy acquisition costs	53,107	51,261	156,116	150,533
Other underwriting expenses	30,487	35,468	87,885	82,236
Interest expense	797	797	2,391	2,391
Total Benefits, Losses and Expenses	$266,802	$262,970	$710,687	$769,141

Income (loss) before income taxes	(31,229)	(14,427)	(10,564)	24,549
Federal income tax expense (benefit)	(8,248)	(4,834)	(5,475)	1,690
Net income (loss)	$(22,981)	$(9,593)	$(5,089)	$22,859

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended September 30,	2022			2021
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability (1)	$80,231	$85,738	106.9%	$75,559	$47,416	62.8%
Fire and allied lines (2)	60,263	47,857	79.4	60,457	44,855	74.2
Automobile	51,939	32,093	61.8	60,991	42,034	68.9
Workers' compensation	14,043	(1,888)	(13.4)	15,183	11,265	74.2
Surety (3)	9,756	3,598	36.9	7,939	909	11.4
Miscellaneous	267	449	168.2	323	176	54.5
Total commercial lines	$216,499	$167,847	77.5%	$220,452	$146,655	66.5%

Personal lines
Fire and allied lines (4)	$529	$1,195	225.9%	$2,559	$11,382	NM
Automobile	(1)	(775)	NM	734	343	46.7
Miscellaneous	10	(1,020)	NM	50	(9)	(18.0)
Total personal lines	$538	$(600)	(111.5)%	$3,343	$11,716	NM
Assumed reinsurance	$21,219	$15,164	71.5%	$15,114	$17,073	113.0%
Total	$238,256	$182,411	76.6%	$238,909	$175,444	73.4%
NM = Not meaningful
(1) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) Commercial lines "Surety” previously referred to as “Fidelity and surety”.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Nine Months Ended September 30,	2022			2021
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$225,323	$159,859	70.9%	$225,572	$134,286	59.5%
Fire and allied lines	172,361	144,397	83.8	177,066	150,032	84.7
Automobile	157,927	107,021	67.8	190,238	151,632	79.7
Workers' compensation	42,389	16,345	38.6	47,260	33,601	71.1
Surety	26,700	5,723	21.4	22,436	3,000	13.4
Miscellaneous	817	593	72.6	1,007	174	17.3
Total commercial lines	$625,517	$433,938	69.4%	$663,579	$472,725	71.2%

Personal lines
Fire and allied lines	$2,127	$2,144	100.8%	$13,120	$22,400	170.7%
Automobile	—	(1,919)	NM	7,069	5,904	83.5
Miscellaneous	42	(1,110)	NM	337	(1,369)	NM
Total personal lines	$2,169	$(885)	(40.8)%	$20,526	$26,935	131.2%
Assumed reinsurance	$76,060	$31,242	41.1%	$38,732	$34,321	88.6%
Total	$703,746	$464,295	66.0%	$722,837	$533,981	73.9%
NM = Not meaningful